NON-QUALIFIED STOCK OPTION AGREEMENT

OF

TRITON EMISSION SOLUTIONS INC.

A Delaware Corporation

THIS AGREEMENT is made between TRITON EMISSION SOLUTIONS INC., a Delaware corporation f/k/a Poly Shield Technologies Inc. (hereinafter referred to as the "Company"), and ROBERT C. KOPPLE of 10806 Wilshire Boulevard, Suite 100, Los Angeles, CA  90024 (hereinafter referred to as the “Optionee”), a director and Chairman of the Board of the Company, effective as of the 8th day of September, 2014 (the “Grant Date”).

1.

Options Granted.  The Company hereby grants the Optionee non-qualified stock options to purchase an aggregate of Two Million Five Hundred Thousand (2,500,000) shares of the Company’s Common Stock, exercisable at an initial exercise price of $0.50 per share (the “Exercise Price”), subject to adjustment as set forth in this Agreement, for a term commencing on the vesting dates set out below (each a “Vesting Date” and collectively, the  “Vesting Dates”) and expiring at 5:00 pm (Pacific Time) on the fifth (5th) year anniversary of the respective Vesting Date (the “Expiration Date”), subject to earlier termination as set forth herein:

Number of Options to Vest	Vesting Date	Expiration Date
500,000	September 1, 2014	September 1, 2019
500,000	September 1, 2015	September 1, 2020
500,000	September 1, 2016	September 1, 2021
500,000	September 1, 2017	September 1, 2022
500,000	September 1, 2018	September 1, 2023
2,500,000	Total

No option may be exercised unless the option has vested.  The vesting of all options will be cumulative.  All options which have not vested will terminate on the date of termination of the options in accordance with this Agreement.

2.

Method of Exercise.  The options may be exercised to the extent they have vested and become exercisable and not yet been forfeited or terminated by written notice delivered to the Company at its principal place of business, stating the number of shares for which the option is being exercised. The notice must be accompanied by a check or other methods of payment acceptable to the Plan Administrator for the amount of the purchase price, and comply with all the requirements of the Company’s 2014 Stock Option Plan dated September 8, 2014, a copy of which has been provided to the Optionee.

3.

Capital Adjustments.  The existence of the options shall not affect in any way the right or power of the Company or its stockholders to: (1) make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business;  (2) enter into any merger or consolidation; (3) issue any bonds, debentures, preferred or prior preference stocks ahead of or affecting the common stock or the rights thereof, (4) issue any securities convertible into any common stock, (5) issue any rights, options, or warrants to purchase any common stock, (6) dissolve or liquidate the Company, (7) sell or transfer all or any part of its assets or business, or (8) take any other corporate act or proceedings, whether of a similar character or otherwise.

4.

Adjustments for Reorganizations and Recapitalizations.  If there shall, prior to the exercise of any of the options provided for by this Agreement, be any stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders (other than a normal cash dividend) or other change in the Company’s corporate or capital structure that results in (a) the Company’s outstanding shares of common stock (or any securities exchanged therefore or received in their place) being exchanged for a different number or kind of securities of the Company or any other corporation, or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of the

Company’s common stock, then there shall automatically be an adjustment in either  the number of shares which may be purchased pursuant hereto, the type of shares which may be purchased pursuant hereto or the price at which such shares may be purchased, or any combination thereof, so that the rights evidenced hereby shall thereafter as reasonably as possible be equivalent to those originally granted hereby.  The Company shall have the sole and exclusive power to make such adjustments as it considers necessary and desirable.

5.

Adjustment to Exercise Price for Subsequent Offerings.  If, at any time prior to the Expiration Date, the Company issues shares of Common Stock or any options, warrants, convertible notes or similar rights to acquire shares of Common Stock for a  purchase, exercise or conversion price per share less than the Exercise Price set out in Section 1 as may be adjusted from time to time pursuant to the provisions of this Agreement (the “Subsequent Offering Price”), the Exercise Price in effect immediately after such issuance shall be automatically adjusted to an amount equal to the lowest Subsequent Offering Price.

6.

Transfer of the Options.  During the Optionee's lifetime, the options shall be exercisable only by the Optionee. The options shall not be transferable by the Optionee other than by the laws of descent and distribution upon the Optionee's death. In the event of the Optionee's death during the term of this Agreement, the Optionee's personal representatives may exercise any portion of the options that remains vested and unexercised at the time of the Optionee's death, provided that any such exercise must be made, if at all, during the period within six (6) months after the Optionee's death, and subject to the option termination date specified in Section 8 of this Agreement.

7.

Accelerated Vesting Upon Death, Disability or Removal Without Cause.

(a)

Notwithstanding any other provision in this Agreement to the contrary, all unvested options outstanding under this Agreement shall immediately vest and become exercisable upon the Optionee resigning or failing to serve as a director and Chairman of the Board of the Company as a result of:

(i)

his death;

(ii)

his being unable to perform his duties as a director and Chairman of the Board of the Company as a result of any mental or physical disability that is expected to result in death or that is expected to last for a continuous period of twelve (12) months or more (an “Incapacity”;

(iii)

his being removed as a director or Chairman of the Board or his failure to be re-elected or re-appointed as a director or Chairman of the Board of the Company for any reason other than his conviction of a felony criminal offense or his commission of any act involving fraud, embezzlement, willful misconduct, unauthorized use or disclosure of trade secrets (“Cause”), provided that no unvested options outstanding under this Agreement shall vest as a result of this paragraph 6(a)(iii) if (A) the Optionee’s failure to be appointed or re-elected as a director and Chairman of the Board is a result of the Optionee’s refusal to stand for election as a director or Chairman of the Board for any reason other than his death or Incapacity, or (B) if the Optionee, KF Business Ventures LP or any of their respective “affiliates” (as such term is defined in Rule 144 of the Securities Act) fails to vote their respective shares of the Company’s common stock in favor of the election or appointment of the Optionee as a director or Chairman of the Board of the Company;

(iv)

the approval by the stockholders of the Company of any Corporate Transaction.  “Corporate Transaction” shall mean any of: (A) any reorganization, merger, amalgamation, consolidation or other business combination with any other entity, other than a Related Party Transaction (as defined in the Company’s 2014 Stock Option Plan), (B) any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the outstanding securities of the Company or all or substantially all of the assets of the Company, other than a Related Party Transaction, or (C) any complete liquidation or dissolution of the Company.

Termination of Option.

(a)

The Optionee’s right to exercise any options that have vested and are exercisable shall terminate on the Expiration Date.

(b)

Subject to the accelerated vesting rights set forth in Section 7, the Optionee’s right to exercise any options that have not vested and are not exercisable shall terminate on the earliest of the following dates:

(i)

The date the Optionee ceases to act as an officer or director of the Company; and

(ii)

In the case of the termination or removal of the Optionee as an officer or director of the Company for Cause, on the earliest date on which the Optionee is notified by the Company of such termination.

8.

Rights as Shareholder.  The Optionee will not be deemed to be a holder of any shares pursuant to the exercise of these options until he or she pays the option price and a stock certificate is delivered to him or her for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is delivered.

9.

Integration with the Company’s 2014 Stock Option Plan.  All of the terms and conditions of the Company’s 2014 Stock Option Plan, a copy of which has been provided to the Optionee, are specifically made a part of this Agreement, provided that, unless otherwise specifically set forth in this Agreement, the provisions of this Agreement shall control with regard to the interpretation or construction of any provision that is inconsistent with the Company’s 2014 Stock Option Plan.  This Agreement will be governed by and construed in accordance with the laws of the State of Florida.

10.

Withholding Taxes.  The Optionee authorizes the Company to withhold from any payments due to the Optionee by the Company, whether pursuant to this Agreement or otherwise, any amounts required to be withheld and remitted by the Company on account of any income and employment taxes resulting from this Agreement.

11.

Miscellaneous.

(a)

Any notice required or permitted to be given under this Agreement shall be in writing and may be delivered personally or by fax, or by prepaid registered post addressed to the parties at such address of which notice may be given by either of such parties.  Any notice shall be deemed to have been received, if personally delivered or by fax, on the date of delivery, and, if mailed as aforesaid, then on the fifth business day after and excluding the day of mailing.

(b)

This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the State of Floridaand the federal laws of the United States applicable therein (but without giving effect to any conflict of laws rules). The parties agree that the courts of the State of Florida shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party attorns to the jurisdiction of the courts of the State of Florida.

(c)

Time shall be of the essence of this agreement and of every part of it and no extension or variation of this agreement shall operate as a waiver of this provision.

(d)

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 8th day of September, 2014.

TRITON EMISSION SOLUTIONS INC.
by its authorized signatory:
/s/ Rasmus Norling

Rasmus Norling
Name
President, Chief Executive Officer
Title

OPTIONEE:

/s/ Robert C. Kopple

SIGNATURE OF OPTIONEE

ROBERT C. KOPPLE
NAME OF OPTIONEE

10806 Wilshire Boulevard, Suite 100 Los Angeles, CA 90024
ADDRESS

2,500,000
NUMBER OF OPTIONS